Exhibit 99.1

Cherokee International Reports Second Quarter Sales Growth of 40% over Prior Year; Net Income Increases to $4.4 Million or $0.22 Per Share

    TUSTIN, Calif.--(BUSINESS WIRE)--July 26, 2004--Cherokee International Corporation (Nasdaq:CHRK), a leading provider of custom-designed power supplies, today announced its financial results for the quarter ended June 30, 2004.
    Net sales for the second quarter of 2004 increased 40% to $38.6 million, compared to $27.6 million for the same quarter in 2003. Net income for the second quarter of 2004 increased significantly to $4.4 million, or $0.22 per diluted share, when compared to a net loss of $6.4 million, or $3.09 per diluted share, for the second quarter a year ago. The second quarter of 2003 included a special charge of $4.5 million for restructuring costs associated with the Company's operations in Europe.
    Net sales for the quarter grew 5% over the first quarter of 2004, marking the Company's fifth consecutive sequential increase in quarterly sales.
    "We are very pleased with our strong second quarter performance. We generated sales growth over a broad base of customers, continued to ramp up programs with new customers, and experienced a solid quarter of design win activity from tier one accounts," said Jeffrey M. Frank, Cherokee's President and Chief Executive Officer. "During the quarter, we saw strength across our end markets, except for some softness in demand from our largest customer during the second half of June."
    For the second quarter of 2004, gross margin was 32.0%, up from 29.2% for the second quarter of last year. Operating income for the quarter increased to $6.0 million, equal to 15.5% of sales, compared to an operating loss of $2.0 million a year ago.
    Van Holland, Cherokee's Chief Financial Officer, stated, "With our strong revenue growth, efficient operations and focus on costs, we continue to generate among the highest operating margins relative to our publicly traded peers."
    For the six months ended June 30, 2004, net sales increased 55% to $75.5 million, compared to $48.7 million for the same period in 2003. Net income for the six months ended June 30, 2004 grew to $6.5 million, or $0.42 per diluted share, compared to a net loss of $9.7 million, or $4.69 per diluted share, for the six months ended June 30, 2003.

    Outlook

    Looking ahead to the third quarter of 2004, the Company expects seasonally slower levels of shipments and bookings, especially in Europe. Given that demand from its largest customer during the third quarter may decline sequentially, the Company anticipates that third quarter net sales will be flat to down slightly compared to the second quarter.

    Conference Call Today

    The senior management of Cherokee will hold a conference call today at 5:00 p.m. EDT (2:00 p.m. PDT) to discuss the quarter in more detail.
    This conference call will be webcast live and can be accessed from the investor relations section on Cherokee's website at www.cherokeepwr.com. A replay of the webcast will be available on Cherokee's website immediately following the call.
    Investors who prefer to dial into the conference may call 800-901-5213 or 617-786-2962 for International callers. The passcode for both is 5616 0283. Please call in 10 minutes before the start of the call.
    A telephone replay will be available shortly after the live call. The replay number in the U.S. is 888-286-8010, and 617-801-6888 for International callers. Passcode for the telephone replay is 9773 5695. The telephone replay will be available through August 2, 2004.

    About Cherokee International

    Cherokee International Corporation designs and manufactures high reliability custom and standard power supplies for original equipment manufacturers. Our advanced power supply products are typically custom designed into higher-end applications in the computing and storage, wireless infrastructure, enterprise networking, medical and industrial markets.

    Safe Harbor Statement

    Certain statements contained in this press release, including those relating to our outlook for the third quarter of 2004, are forward-looking statements. These forward-looking statements are based upon our current expectations about future events. When used in this press release, the words "believe," "anticipate," "intend," "estimate," "expect" and similar expressions, or the negative of such words and expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain such words or expressions. These forward-looking statements generally relate to our plans, objectives and expectations for future operations. However, these statements are subject to a number of risks and uncertainties affecting our business. You should read this press release completely and with the understanding that actual future results may be materially different from what we expect as a result of these risks and uncertainties and other factors, which include, but are not limited to: (1) general economic conditions; (2) our dependence on a small group of customers; (3) technological change in the electronic equipment industries; (4) competition; (5) risks of operating internationally; and (6) other factors from time to time detailed in our other reports and filings with the Securities and Exchange Commission, including the discussion under the heading "Risk Factors" in our Registration Statement on Form S-1 relating to our initial public offering. Except as required by law, we do not intend to update forward-looking statements even though our situation may change in the future.


                  CHEROKEE INTERNATIONAL CORPORATION
            Condensed Consolidated Statements of Operations
               (In Thousands, Except Per Share Amounts)
                              (Unaudited)

                                  Three Months Ended Six Months Ended
                                   June 30, June 30, June 30, June 30,
                                     2004     2003     2004     2003

Net sales                          $38,622  $27,649  $75,454  $48,690
Cost of sales                       26,270   19,586   51,179   35,806

     Gross profit                   12,352    8,063   24,275   12,884
Operating Expenses:
     Engineering and development     2,335    2,223    4,666    4,262
     Selling and marketing           2,000    1,645    3,830    2,803
     General and administrative      2,014    1,677    4,101    3,310
     Restructuring costs               ---    4,474      ---    4,474

       Total operating expenses      6,349   10,019   12,597   14,849

     Operating income (loss)         6,003   (1,956)  11,678   (1,965)

Interest expense                      (715)  (4,160)  (3,796)  (8,248)
Other income (expense), net            (50)    (242)     (53)     554

Income (loss) before income taxes    5,238   (6,358)   7,829   (9,659)
     Provision for income taxes        869       39    1,300       68

     Net income (loss)              $4,369  $(6,397)  $6,529  $(9,727)

Income (loss) per share:
  Basic                              $0.23   $(3.09)   $0.46   $(4.69)
  Diluted                            $0.22   $(3.09)   $0.42   $(4.69)

Weighted average shares
 outstanding:
  Basic                             19,182    2,073   14,241    2,073
  Diluted                           19,710    2,073   17,819    2,073



                  CHEROKEE INTERNATIONAL CORPORATION
                 Condensed Consolidated Balance Sheets
                            (In Thousands)
                              (Unaudited)

                                               June 30,   December 31,
                                                 2004         2003
 ASSETS
Current Assets:
Cash and short-term investments                $16,223       $4,978
Accounts receivable, net                        26,449       25,579
Inventories                                     26,210       24,932
Prepaid expenses and other current assets        2,974        1,842

   Total current assets                         71,856       57,331
Property and equipment, net                     13,450       12,781
Goodwill and other assets, net                   7,849        7,103

                                               $93,155      $77,215

 LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities       $26,911      $29,163
Revolving lines of credit                          ---        6,132
Current portion of long-term debt                  ---        2,562
Current portion of capital lease obligations       356          848

   Total current liabilities                    27,267       38,705
Long-term debt, net of current portion          46,630      162,893
Other long-term obligations                      3,867        5,585
Stockholders' equity (deficit)                  15,391     (129,968)
                                               $93,155      $77,215

    CONTACT: Cherokee International Corporation, Tustin
             Van Holland, 714-508-2043
             van@cherokeellc.com
             or
             Investor Relations, 714-508-2088
             info@cherokeellc.com